Exhibit 5.2

May 8, 2026

Akari Therapeutics, PLC

401 East Jackson St, Suite 3300

Tampa, FL 33602

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed by Akari Therapeutics, PLC, a public company with limited liability incorporated under the laws of England and Wales (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration and proposed maximum aggregate offering price by the Company of up to an aggregate amount of (A) $7,500,000 of (i) the Company’s American Depositary Shares (“ADSs”), each representing eighty thousand (80,000) ordinary shares, nominal value $ 0.000000005 per share, of the Company (the “Ordinary Shares”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase ADSs, (iii) Series H common warrants (the “Series H Warrants”) to purchase ADSs and (iv) Series I common warrants (the “Series I Warrants” and, together with the Series H Warrants, the “Common Warrants”) to purchase ADSs, and (B) $281,250 of warrants (the “Placement Agent Warrants”, and, together with the Pre-Funded Warrants, the Common Warrants, the ADSs, the Ordinary Shares and the ADSs and the Ordinary Shares underlying the Pre-Funded Warrants, the Common Warrants and the Placement Agent Warrants, the “Securities”) to purchase ADSs issuable to the Placement Agent (as defined below). The Securities are being registered by the Company, which has engaged A.G.P./Alliance Global Partners (the “Placement Agent”) to act as the placement agent in connection with a public offering of the Company’s Securities (the “Offering”) pursuant to (i) a securities purchase agreement, by and among the Company and the purchasers named therein (the “Securities Purchase Agreement”), and (ii) a placement agent agreement, by and between the Company and the Placement Agent (the “Engagement Agreement”).

We are acting as U.S. securities counsel for the Company in connection with the Registration Statement. In connection with this opinion, we have examined the Registration Statement and have also examined and relied upon minutes of meetings of the Board of Directors of the Company as provided to us by the Company, the memorandum and articles of association of the Company, as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In our examination of the foregoing documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion. Because the Pre-Funded Warrants, the Common Warrants and the Placement Agent Warrants contain provisions stating that they are to be governed by the laws of the State of New York, we are rendering this opinion as to New York law.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York. You are separately reviewing an opinion from Greenberg Traurig, LLP (UK) with respect to the corporate proceedings and due authorization relating to the issuance of the Securities under the laws of England and Wales. For purposes of our opinion, we have assumed that the Securities have been duly authorized and that the ADSs and the Ordinary Shares have been duly and validly issued, fully paid and non-assessable.

Greenberg Traurig, LLP | Attorneys at Law One Vanderbilt Avenue | New York, NY 10017-3852 | T +1 (212) 801-9221
www.gtlaw.com

Based upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that assuming (i) the taking of all necessary corporate action by the Company’s board of directors to approve the execution and delivery of the Pre-Funded Warrants, the Common Warrants and the Placement Agent Warrants, (ii) due execution, countersignature, issuance and delivery of the Engagement Agreement and (iii) due execution, countersignature, issuance and delivery of the Pre-Funded Warrants, the Common Warrants and the Placement Agent Warrants pursuant to the terms of the Securities Purchase Agreement, when the Registration Statement has become effective under the Securities Act, the Pre-Funded Warrants, the Common Warrants and the Placement Agent Warrants, if and when issued and paid for in accordance with the terms of the Offering, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

The opinion set forth herein is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur (which may have retroactive effect). In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

This opinion is rendered to you in connection with the Registration Statement. This opinion may not be relied upon for any other purpose, or furnished to, quoted or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that (A) this opinion may be furnished or quoted to judicial or regulatory authorities having jurisdiction over you, and (B) this opinion may be relied upon by holders of the Pre-Funded Warrants, the Common Warrants and the Placement Agent Warrants currently entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement and in any Registration Statement pursuant to Rule 462(b) under the Securities Act. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion letter is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated. This opinion letter is given as of the date hereof and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof which might alter the opinions contained herein.

Very truly yours,

/s/ Greenberg Traurig, LLP
Greenberg Traurig, LLP